Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is dated as of December 18, 2025 (the “Signing Date”) by and between Burke & Herbert Bank & Trust Company, a Virginia community bank (the “Bank”), and Carl Lundblad (“Employee”). This Agreement collectively refers to the Bank and Employee as the “Parties,” and separately may refer to any one of the Parties as a “Party.”
WHEREAS, the Bank is the wholly owned Virginia chartered commercial bank subsidiary of Burke & Herbert Financial Services Corp. (the “Company”);
WHEREAS, on the Signing Date, the Company and LINKBANCORP, Inc., a Pennsylvania corporation (“LNKB”) entered into an agreement and plan of merger (the “Merger Agreement”), under which LNKB will merge with and into the Company (the “Merger”), with the Company being the surviving corporation;
WHEREAS, Employee is presently the President of LNKB;
WHEREAS, based on Employee’s position as a key executive officer of LNKB and as a material inducement for the Company to enter into the Merger Agreement, Employee and the Company have agreed that upon consummation of the Merger, Employee shall become an employee of the Bank under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, upon the other terms and conditions hereinafter provided, and for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions
In addition to terms defined elsewhere in this Agreement, when used anywhere in this Agreement the following terms shall have the meaning set forth below.
(a)“Bank Board” shall mean the Board of Directors of the Bank.
(b)“Bank Entities” shall mean the Bank, the Company, and any entity directly or indirectly controlling, controlled by, or under common control with the Bank or the Company.
(c)“Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted through applicable rulings and regulations, in each case from time to time.
(d)“Company Board” shall mean the Board of Directors of the Company.
(e)“Disability” shall mean Employee’s absence from performance of duties during the Employment Period for 180 days in any twelve-month period (exclusive of any FMLA leave taken by Employee) due to Employee’s physical or mental illness. Evidence of such physical or mental illness shall be certified by a physician licensed to practice in Virginia or Pennsylvania mutually agreeable to both Parties. If there is no agreement on the selection of the physician, the Employer Entity shall select one physician and Employee shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on the determination of such physical or mental disability shall control.
(f)“Employer Entity” shall mean the Bank.
(g)“Employment Period” shall mean Employee’s employment during the Term and, if applicable, each Renewal Term hereunder.
(h)“Good Reason” shall mean any of the following events set forth in this definition of “Good Reason,” each without Employee’s prior consent:
(i)a material diminution in Employee’s duties or responsibilities from those duties or responsibilities established after the Effective Time, including the failure to re-appoint Employee to the officer position set forth under Section 3.1, except in connection with Employee’s death, Disability, termination for Just Cause (as hereinafter defined) or voluntary resignation other than for Good Reason;
(ii)a reduction in Employee’s Base Salary or Target Annual Incentive Percentage (except for any reduction that is part of an employee or executive-wide reduction in compensation);
(iii)a material breach of this Agreement by the Employer Entity; or
(iv)the relocation of Employee’s principal place of employment to an office other than the one located in Section 7.1 of this Agreement, and which results in an increase in Employee’s commute by twenty-five (25) miles or more.
For the avoidance of doubt, a material diminution in Employee’s duties or responsibilities from those duties or responsibilities Employee had at LNKB or any of its affiliates before the Effective Time shall not constitute “Good Reason” hereunder.
(i)“Just Cause” shall mean Employee’s:
(i)willful act or omission that, in the judgment of Employee’s direct or indirect supervisor or the Bank Board, has caused or will likely cause substantial economic damage to the Bank Entities or substantial injury to the business reputation of the Bank Entities;
(ii)act or acts of dishonesty or fraud intended to result in enrichment or advantage to Employee or a third party at the expense of the Bank Entities or through the use of assets of the Bank Entities (including proprietary or confidential information);
(iii)willful failure (other than due to physical or mental incapacity) to carry out Employee’s duties and responsibilities to the Bank Entities, including any reasonable directions from Employee’s direct or indirect supervisor or the Bank Board, within the standards of performance which could reasonably be expected of an employee working for a banking institution in a similar position, if such willful failure continues for forty-five (45) days or more after written notice of such failure is provided to Employee by the Employer Entity;
(iv)willful failure or refusal (A) to comply with any material term or provision of this Agreement, (B) to adhere to the material terms of such employment-related policies or procedures as have been or may be established by the Bank Entities, or (C) to execute and comply with the material terms of such instruments as may reasonably be requested by the Bank Entities consistent with the foregoing clauses (A) and (B), including, without limitation, the Bank Entities’ rules and policies with respect to conduct and ethics;
(v)conviction or entry of a plea of guilty or nolo contendere or entry into a pretrial diversion program or similar program relating to a felony or any crime involving moral turpitude;
(vi)being subject to an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of Employee’s employment with the Bank Entities, unless Employee has appealed such order and such appeal is pending;
(vii)abuse of alcohol or any controlled substance in a manner that materially negatively affects Employee’s performance or abilities at the Bank Entities, whether or not such activity constitutes a crime; or
(viii)prohibition from employment with an FDIC-insured institution under applicable federal law.
(j)“Severance Payment” shall mean, (i) if the Termination Date occurs on or prior to the first anniversary of the Effective Date, an amount equal to one half (1/2) the sum of Base Salary plus 60% of Base Salary, and (ii) if the Termination Date occurs after the first anniversary of the Effective Date, an amount equal to the Base Salary, plus 60% of Base Salary.
(k)“Termination Date” shall mean the date on which Employee ceases to provide services to the Bank or its affiliate as an employee.
ARTICLE 2
EMPLOYMENT PERIOD
2.1Employer Entity
Employee’s employer entity shall be the Bank.
2.2Term of Agreement
The effectiveness of this Agreement is conditioned upon consummation of the Merger and subject to Employee’s continued employment with LNKB until such time. In the event that the Merger Agreement is terminated pursuant to its terms, this Agreement will expire and shall have no further force and effect. Effective upon consummation of the Merger (the “Effective Date”), Employee shall be employed by the Bank, under the terms and conditions of this Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and will continue thereafter for a period of two (2) years. Commencing on the second anniversary of the Effective Date and every two years thereafter, the term of the Agreement will extend for a period of two years, with each additional period a “Renewal Term,” unless (a) the Employer Entity provides Employee written notice of non-renewal (“Non-Renewal Notice”) at least ninety (90) days prior to the expiration of the then-current Term or Renewal Term, or (b) the Agreement is terminated pursuant to the termination provisions contained in ARTICLE 8 below. If a Non-Renewal Notice is timely delivered to Employee, this Agreement shall terminate at the end of the then-current Term or Renewal Term.

2.3Annual Performance Evaluation
On a calendar year basis, the Employer Entity shall conduct an annual performance evaluation of Employee, no later than ninety (90) days following each calendar year end during the Employment Period, the results of which will be communicated to Employee.
2.4Continued Employment Following Expiration of Employment Period
Nothing in this Agreement shall mandate or prohibit a continuation of Employee’s employment with the Bank following the expiration of the Employment Period.
ARTICLE 3
POSITION AND DUTIES
3.1Title; Responsibility
3.2Employee shall serve as Executive Vice President of the Bank and shall perform such administrative and management services as customarily performed by persons in similar capacities and as may be reasonably assigned from time to time by Employee’s direct and indirect supervisors or the Bank Board. During the Employment Period, Employee also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and the Company and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position. In entering into this Agreement, Employee expressly waives the right to terminate his employment for “Good Reason” as provided under his employment agreement dated October 28, 2021 by and between LNKB, The Gratz Bank (a Pennsylvania chartered bank) and Employee, as amended from time to time (the “Prior Agreement”) or for the purpose of any other agreements, documents or arrangements maintained by LNKB or any of its affiliates.
3.3Time Commitment
3.4Subject to Section 6.1, Employee shall devote his full business time and attention to the business and affairs of the Bank Entities and shall use his best efforts to advance the interests of the Bank Entities.
3.5Company Policies
Employee shall comply with and agrees to be bound by the policies of the Bank Entities as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
ARTICLE 4
COMPENSATION
4.1Annual Salary
4.2In consideration for the services performed by Employee under this Agreement, Employee shall be paid an annual salary (“Base Salary”) of $494,400. The Base Salary will be paid in approximately equal installments (less required withholding) in accordance with the Employer Entity’s customary payroll practices. Employee’s Base Salary will be reviewed at least annually and the Base Salary may be increased but may not be decreased (other than as part of an across the board program affecting all employees) without Employee’s consent (any increase in Base Salary will become the new “Base Salary” for purposes of this Agreement).

4.3Incentive Compensation
4.4Employee will have the opportunity to earn an annual incentive with a target amount not less than 60% of Executive’s Base Salary (the “Target Annual Incentive Percentage”) for each performance year during the Employment Period, conditioned on Executive’s continued employment through the payment date. The actual annual incentive payable to the Employee, if any, may be more or less than the target amount and will be determined by the Bank in its sole discretion, based on the achievement of corporate and/or individual performance metrics that it establishes. Payment to Employee of an annual incentive for any year, if any, shall not be construed as an increase in Employee’s Base Salary. Each annual incentive, if any, will be paid to Employee as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable performance year, but in no event later than March 15th of the calendar year following the year in which the last day of the performance period occurs, subject to continued employment through the payment date.
4.5Equity Compensation
4.6In the sole discretion of the Company Board or a committee thereof, Employee may be entitled from time to time to participate in the equity or equity-based compensation plans maintained by the Company, under which awards may be granted to senior officers or employees of the Bank or the Company.
4.7Merger Payment and Equity Award
4.7.1As soon as administratively practicable after the Effective Date (but in no event more than two weeks following the Effective Date), the Bank will pay Employee a lump sum cash amount equal to $1,146,074, less applicable withholding (the “Merger Payment”).
4.7.2As soon as administratively practicable, but not more than sixty (60) days, after the Effective Date, and contingent upon approval by the Company Board (or a committee thereof), the Company will grant Employee a restricted stock unit award, which will vest in substantially equal installments on the first two anniversaries of the Effective Date, subject to Employee’s continued service through each such date (the “Equity Award”). The Equity Award will also vest on an accelerated basis in the event of Employee’s termination of service due to Employee’s death, disability (as defined in the applicable equity award documents), a termination without Just Cause, or a resignation for Good Reason, subject to Employee’s fulfillment of the Release Requirement (described below). The award will be granted subject to an equity incentive plan maintained by the Company and an award agreement thereunder and subject to the terms and conditions set forth therein. The number of restricted stock units subject to the award will be calculated by dividing $617,117 by the average closing price of the Company’s stock on the five (5) trading days following the Effective Date.
4.7.3The Merger Payment is being made and the Equity Award is being granted to encourage Employee’s continued retention following the Effective Time and as good and valuable consideration for Employee’s entry into the Non-Disclosure and Restrictive Covenant Agreement attached as Exhibit A hereto (the “Restrictive Covenant Agreement”). Notwithstanding anything herein to the contrary, the Merger Payment and the grant and vesting of the Equity Award are expressly subject to Employee’s continued compliance with Section 6.1 herein and the Restrictive Covenant Agreement.
ARTICLE 5
EMPLOYEE BENEFITS
5.1Benefit Plans
During the Employment Period, Employee will be entitled to participate in benefit plans generally made available to employees and/or executives of the Employer Entity; provided, however, such participation shall be in accordance with the terms of the benefit plans and programs and, for purposes of this Section 5.1, the Employer Entity may amend, terminate, modify or reduce benefits provided under such benefit plans and programs provided the changes apply to all similarly-situated participants on an equivalent basis.
5.2Paid Time Off
Employee shall be entitled to not less than 30 days of paid time off (“PTO”) for each full calendar year during the Employment Period (inclusive of vacation time, sick leave and other personal leave), pro-rated for partial years during the Employment Period, as well as holidays and certain other paid absences, in accordance with the Employer Entity’s policies and procedures, including any transitional policies applicable to former LNKB employees. All unused accrued PTO will be payable to Employee upon termination of employment.
5.3Perquisites
Employee shall be provided use of a company-owned automobile and the Bank shall cover Employee’s country club dues to West Shore Country Club.
ARTICLE 6
OUTSIDE ACTIVITIES AND BOARD MEMBERSHIPS
6.1Restrictions on Outside Activities and Board Memberships During Employment
During employment with the Bank, Employee shall not take any action to compete with the Bank Entities, and shall not: (i) directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Employee acquire by reason of purchase during his employment with the Bank the ownership of more than 1% of the outstanding equity interest in any such entity; (ii) solicit, divert from the Bank Entities, or transact business with any customer of the Bank Entities, for the purpose of providing products or services that are the same as or substantially similar to, and competitive with, those provided by the Bank Entities; (iii) hire, assist others in hiring, or solicit for hire any employee of any of the Bank Entities, or encourage any such employee to terminate employment with any of the Bank Entities; or (iv) induce or attempt to induce any supplier, contractor, agent, representative or any other individual or entity that has a business relationship with any of the Bank Entities to discontinue, terminate, or reduce, the extent of such relationship with any Bank Entity, or to take any action that would disrupt or otherwise damage such relationship. Subject to the foregoing, and to Employee’s right to continue to serve as a director or trustee of any business organization or entity as to which he was so serving on the Signing Date (as disclosed in writing to the Bank as of the Signing Date), Employee may serve on boards of directors of unaffiliated, for-profit or not-for-profit entities, subject to prior approval of the Bank Board. Except as specifically set forth herein, Employee may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Employee’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.
ARTICLE 7
WORKING FACILITIES AND EXPENSES
7.1Working Facilities
Employee’s principal place of employment shall be at 1250 Camp Hill Byp Suite 202, Camp Hill, PA 17011.
7.2Expenses
The Employer Entity shall reimburse Employee for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Employer Entity of an itemized account of such expenses in such form as the Employer Entity may reasonably require. Any such expense shall be reimbursed as soon as practicable and no later than two and one-half months following the end of the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year.
ARTICLE 8
TERMINATION OF EMPLOYMENT
If Employee’s employment pursuant to this Agreement terminates before the end of the then-current Term or Renewal Term, then the rights and obligations of the Parties shall be determined hereunder. If Employee’s employment pursuant to this Agreement terminates at the end of the Term or a Renewal Term and the Employer Entity has provided Employee a Non-Renewal Notice at least ninety (90) days prior to the expiration of the then-current Term or Renewal Term, as the case may be, the sole amounts payable under this ARTICLE 8 shall be those Accrued Obligations (as defined in Section 8.1) and any Other Benefits (as defined in Section 8.6) to which he may be entitled.
8.1All Terminations
Employee may terminate his employment and the Company may terminate Employee’s employment at any time during the Employment Period, for any reason. In the event Employee’s employment terminates during the Employment Period for any reason and regardless as to whether or not Employee executes the Release as provided for in Section 8.7, the Employer Entity shall pay Employee (a) any portion of the Base Salary that was earned but unpaid based upon service through the Termination Date, within 65 days of the Termination Date or such sooner date as required by law, (b) business expenses that have not been reimbursed by the Employer Entity within 65 days of the Termination Date or such sooner date as required by law, and (c) if and to the extent required the Bank policy, any accrued and unused PTO if such amounts have not been used and paid as of the Termination Date, within 65 days of the Termination Date or such sooner date as required by law (collectively, the “Accrued Obligations”). Notwithstanding the foregoing, the above shall not be construed to accelerate the payment timing for any payments with respect to which Employee has made an irrevocable deferral election under a deferred compensation arrangement subject to Section 409A of the Code. Contemporaneous with the cessation of Employee’s employment for any reason, unless otherwise requested by the Employer Entity, Employee will resign from all officer and director positions with the Bank Entities and execute such documents as may be requested by any of the Bank Entities to confirm that resignation.

8.2Termination for Just Cause
The Employer Entity may immediately terminate Employee’s employment at any time for Just Cause. Employee shall not have the right to receive compensation or other benefits for any period after the Termination Date for Just Cause. For purposes of this section, no act, or failure to act, on Employee’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Bank Entities.
8.3Termination without Just Cause or Resignation for Good Reason
The Employer Entity may terminate Employee’s employment without Just Cause. Employee may resign from employment for Good Reason during the Employment Period, but only if Employee has, within ninety (90) days after the first incidence of the particular event, given the Employer Entity written notice detailing the event alleged to constitute Good Reason and the Employer Entity has not cured the event within thirty (30) days after receiving such notice from Employee (but the Employer Entity may elect to waive such thirty (30) day period), and Employee has resigned within thirty (30) days thereafter. In the event that the Employer Entity terminates Employee’s employment during the Employment Period without Just Cause or Employee resigns from employment for Good Reason during the Employment Period, subject to Employee’s fulfilment of the Release Requirement, Employee will also be eligible to receive, within sixty-five (65) days following the Termination Date, the Severance Payment, less applicable withholding taxes. Such payment shall not be reduced in the event Employee obtains other employment following termination of employment with the Employer Entity.
8.4Voluntary Resignation Without Good Reason
Employee may voluntarily resign without Good Reason after giving sixty (60) days’ prior written notice to the Employer Entity provided, however, that the Employer Entity may accelerate the Termination Date upon receipt of written notice of Employee’s resignation. If Employee terminates his employment without Good Reason, Employee will be entitled to no other payment or compensation of any kind except for the Accrued Obligations as set forth in Section 8.1 and any Other Benefits (as defined in Section 8.6) to which he may be entitled.
8.5Termination due to Death or Disability
In the event of a termination of Employee’s employment during the Employment Period due to death or Disability, Employee shall also be entitled to receive an amount equal to the product of the Target Annual Incentive Percentage at the Termination Date multiplied by Employee’s Base Salary at the Termination Date, pro-rated based on the number of days Employee was actively employed following the Effective Date of this Agreement in such calendar year.
8.6Other Benefits
(a)The payments described herein represent the sole entitlement that Employee has to severance pay, and Employee shall not be entitled to any duplicative severance pay or duplicative benefits under any severance plan, program or policy of the Bank Entities. To the extent not theretofore paid or provided, the Employer Entity shall provide to Employee any other (non-severance) benefits that Employee is eligible to receive under a benefit plan of the Bank Entities upon cessation of employment (such other benefits shall be hereinafter referred to as the “Other Benefits”), if any, in accordance with the terms and conditions of the underlying plans. Outstanding equity awards will be treated in accordance with the terms of the applicable equity award agreement.

8.7Release Agreement
Notwithstanding anything in this Agreement to the contrary, Employee will not receive any payments or benefits that are contingent upon his execution of a release, unless and until Employee executes a general release of claims in a form prescribed by the Employer Entity (the “Release”), releasing the Bank Entities and any affiliate, and their officers, directors, successors and assigns, from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances, including but not limited to those relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Employee is vested, claims which may not be released by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release, by its terms, will also require Employee to reaffirm Employee’s obligations under and compliance with the Restrictive Covenant Agreement. The Release must be executed and become irrevocable by the 60th day following the Termination Date (the “Release Requirement”), provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A, the payments will be paid, or commence, in the second calendar year.
ARTICLE 9
COVENANTS AND OBLIGATIONS
9.1Restrictive Covenant Agreement
In consideration of the payments and benefits provided hereunder, including, but not limited to, the Merger Payment, the Equity Award and a one-time cash payment of One Thousand Dollars ($1,000) (paid within 30 days of the Effective Date, less required withholding), and as an inducement for the Bank to enter into this Agreement, Employee must execute the Restrictive Covenant Agreement and comply therewith.
9.2Cooperation
(a)Employee shall, upon reasonable notice, furnish such information and assistance to the Bank, as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Employee shall not be required to provide information or assistance with respect to any litigation between Employee on the one hand and the Bank or its respective subsidiaries or affiliates, on the other hand. Any assistance under this Section 9.2 shall not unreasonably interfere with Employee’s personal or business affairs. Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee in fulfilling the obligations of this Section 9.2. To the extent Employee’s cooperation is requested at any point following his employment, Employee will be paid a reasonable hourly or per diem fee (calculated based on Employee’s base salary as of his employment termination) for Employee’s services that exceed either two (2) hours in a calendar month or five (5) hours in a calendar year.
ARTICLE 10
GENERAL
10.1Regulatory Requirements
(a)Notwithstanding anything herein contained to the contrary, any payments or other provision of benefits to Employee by any of the Bank Entities, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), the regulations promulgated thereunder in 12 C.F.R. Part 359, and Federal Reserve Supervisory Letter SR 03-6.

(b)Notwithstanding any other provision in this Agreement, (i) the Employer Entity may terminate or suspend this Agreement and the employment of Employee hereunder, as if such termination were a termination for Just Cause under Section 8.2 hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation or the Virginia Bureau of Financial Institutions and (ii) no payment shall be required to be made to Employee under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the burden of the Employer Entity to prove that any such action was so required.
10.2Arbitration; Legal Fees
(a)In the event that any dispute should arise between the Parties, including any claims or defenses arising under or related to the meaning, effect, performance or enforcement of this Agreement and any alleged violation of any federal, state, or local statute, regulation, common law or public policy, to the maximum extent allowed by applicable law, the dispute shall be decided by final and binding arbitration administered by the American Arbitration Association (“AAA”) in the City of Alexandria, Virginia and be governed by the AAA’s Employment/Workplace Arbitration Rules and Mediation Procedures in effect at the time the arbitration is commenced (the “Rules”), except as modified by this Section. There shall be a single arbitrator chosen in accordance with the Rules and the decision of the arbitrator shall be final and binding upon the Parties, not appealable, except in accordance with the Rules, and enforceable in accordance with the applicable state law. Each Party shall bear the fees and expenses of its counsel and witnesses. The Parties are waiving all rights to have their disputes covered by this Agreement heard or decided by a jury or in a court trial and the right to pursue any class or representative claims against each other in court, arbitration or any other proceeding to the extent permitted by applicable law. Notwithstanding anything to the contrary, this Agreement does not prevent Employee from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar federal or state administrative agency, reporting suspected securities laws violations to the Securities and Exchange Commission or other regulatory authority, filing claims for workers’ compensation or unemployment insurance benefits, or pursuing an individual or joint action in court alleging sexual assault or sexual harassment.
(b)Legal Fees and Other Expenses. If Employee is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by Employee as a result of or in connection with or arising out of the dispute, shall be paid by the Employer Entity, provided that such payment or reimbursement is made by the Employer Entity not later than two and one-half months after the end of the year in which such dispute is resolved in Employee’s favor.
(c)For the avoidance of doubt, this Section 10.2 shall not apply to any dispute arising between the Parties under the Restrictive Covenant Agreement. The dispute resolution provisions governing such agreement are set forth therein.
10.3Indemnification and Insurance The Employer Entity shall provide Employee (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Employee (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of any of the Bank Entities (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Bank Board); provided, however, that the Employer Entity shall not be required to indemnify or reimburse Employee for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Employee. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.§1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

10.4Notices
The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 10.4. Any notice or other communication given pursuant to the provisions of this Section 10.4 shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the Party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic confirmation of receipt, (d) if sent by email, when transmitted to the appropriate email address, provided that no “error” message or other notification of non-delivery is generated, and (e) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Employee:	Last address/email address on file with Employer Entity

If to the Bank:	Burke & Herbert Bank & Trust Company
5680 King Centre Drive, Suite 801
Alexandria, Virginia 22315
Attention: Chair of the Board of Directors
10.5Amendment
No modifications of this Agreement shall be valid unless made in writing and signed by the Parties hereto.
10.6Miscellaneous
(a)Notice of Termination. Any termination of Employee’s employment by the Employer Entity shall be communicated in writing to Employee, and any termination of employment by Employee shall be communicated in writing to the Employer Entity.
(b)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon (i) Employee, his legal representatives and estate and intestate distributees, and (ii) the Bank, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor of the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, and Employee’s obligations hereunder shall continue in favor of such successor.
(c)Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
(d)Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the Party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(e)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
(f)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.
(g)Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or Section. Any reference to an Article or Section number shall refer to an Article or Section of this Agreement, unless otherwise specified.
(h)Entire Agreement. This instrument contains the entire agreement of the Parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Prior Agreement. As of the Effective Date, Employee explicitly releases the Bank Entities from any obligations under the Prior Agreement, other than any obligations to pay unpaid compensation that has been earned and accrued prior to the Effective Date.
10.7Section 409A
It is the intention of the Parties that the benefits and rights to which Employee could be entitled pursuant to this Agreement be exempt from or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either Party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other Party and both Parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Employee). No Party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A,and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent they are subject to Section 409A, amounts reimbursable to Employee shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year.
Notwithstanding anything herein to the contrary, if Employee is a Specified Employee, as defined in Section 409A, and if any payment to be made to Employee (whether under this Agreement or any other arrangement with the Bank Entities) shall be determined to be subject to Section 409A, then to the extent required by Section 409A to avoid accelerated taxation and/or tax penalties thereunder, such payment shall be delayed and shall be paid on the first day of the seventh month following Employee’s “Separation from Service” (within the meaning of Section 409A), or if earlier, upon Employee’s death.
Notwithstanding the foregoing, the Bank makes no guarantee as to the treatment of payments and benefits hereunder under Section 409A, and Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Employee on account of non-compliance with Section 409A.
10.8Tax Matters
(a)Section 24 (“Limitation of Certain Payments”) of the Prior Agreement is expressly incorporated herein by reference and will continue to govern with respect to the implications of Sections 280G and 4999 of the Code as they relate to the Merger.
(b)With respect to the implications of Section 280G and 4999 of the Code as they relate to any transactions other than the Merger, this Section 10.8(b) will govern.
(i)In the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise (the “Change in Control Benefits”) would subject Employee to an excise tax imposed by Sections 280G and 4999 of the Code, then such payments and/or benefits (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank Entities pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code (the “Reduced Amount”). Any such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below), as determined in good faith by the Bank, for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For any Payments with the same Parachute Payment Ratio, such Payments will be reduced based on the time of payment of such Payments, with the latest Payments reduced first. For payments with the same Parachute Ratio and the same time of payment, each such Payment will be reduced proportionately. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable total Payments (as calculated for purposes of Section 280G of the Code) and (y) the denominator of which is the intrinsic (i.e., economic) value of the applicable total Payments. Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Employee on a net after-tax basis (including without limitation, any reduction for excise taxes payable under Section 4999 of the Code) is greater than the Change in Control Benefits that Employee would receive, on a net after-tax benefit, if Employee is paid the Reduced Amount under the Agreement.
(ii)Unless otherwise agreed in writing by the Parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 10.8 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Bank and Employee (the “Firm”) whose determination will be conclusive and binding on all Parties. The Bank shall pay all fees charged by the Firm for this purpose. The Bank and Employee shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm to give) Employee notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 10.8 shall be made as soon as reasonably practicable.
10.9Withholding
10.10The Employer Entity, and to the extent applicable, any of the Bank Entities, may withhold from any amounts payable under this Agreement required federal, state, local and foreign taxes.

10.11Advice of Counsel
Employee acknowledges that he has had the opportunity to be represented by counsel in the negotiation of this Agreement and is fully aware of his rights and obligations under this Agreement. This Agreement is the product of informed negotiations between Employee on the one hand, and the Bank on the other hand. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Employee and the Bank agree that neither of the parties was in a superior bargaining position regarding the substantive terms of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Bank and Employee have duly executed this Agreement as of the day and year first written above.

EMPLOYEE

By:	/s/ Carl Lundblad

Burke & Herbert Bank & Trust Company

By:	/s/ Danyl Freeman
Danyl Freeman
Title:	Executive Vice President and Chief Human Resources Officer

EXHIBIT A
NON-DISCLOSURE AND RESTRICTIVE COVENANT AGREEMENT